EXHIBIT 12.1

American Home Mortgage Investment Corp.

Ratio of Earnings to Fixed Charges
(Dollars in thousands)

                                                                                                                     Nine Months
                                                                                                                        Ended
                                                                       Years Ended December 31,                     September 30,
                                                     ------------------------------------------------------------   -------------
                                                       2002         2001         2000         1999         1998         2003
                                                     ------------------------------------------------------------   -------------
Fixed charges:
Interest expense                                     $ 36,162     $ 36,396     $ 20,329     $  5,018     $  6,277     $ 44,016
Estimated interest within rental expense                3,320        2,049        1,144          616          414        4,546
                                                     ------------------------------------------------------------     --------
Total fixed charges                                  $ 39,482     $ 38,445     $ 21,473     $  5,634     $  6,691     $ 48,562
                                                     ------------------------------------------------------------     --------
Earnings:
Income before income taxes and minority interest     $ 68,453     $ 40,587     $ 10,167     $  5,337     $  5,249     $105,832
Add: Fixed charges                                     39,482       38,445       21,473        5,634        6,691       48,562
Add: Distributed income of equity investees               698          697          157         --           --            450
                                                     ------------------------------------------------------------     --------
Total earnings                                       $108,633     $ 79,729     $ 31,797     $ 10,971     $ 11,940     $154,844
                                                     ------------------------------------------------------------     --------
Ratio of earnings to fixed charges                       2.75         2.07         1.48         1.95         1.78         3.19
                                                     ============================================================     ========